Exhibit 10.1

SETTLEMENT AGREEMENT

Biospherics, Inc. (hereinafter “Biospherics”) and Inalco S.p.A. (hereinafter “Inalco”) (collectively the “Parties”) hereby enter into this SETTLEMENT AGREEMENT (hereinafter “Agreement”), dated and effective on March 16, 2011.

Whereas, Biospherics and Inalco entered into a Manufacturing Support and Supply Agreement (“MSSA”) dated December 15, 2009.

Whereas, Biospherics filed Civil Action No. DKC11CV0125 in the U.S. District for the District of Maryland (“District Court Case”) relating to the MSSA;

Whereas, the Parties desire to terminate and resolve all obligations, claims, and disputes that have arisen, or could arise under the MSSA.

Now Therefore, the Parties agree as follows:

1.             Inalco will supply to Biospherics 8.5 Metric Tons (“MT”) of D-Tagatose (“the Product”) produced and delivered in accordance with the requirements of the MSSA. This includes, without limitation, delivery of the Product with Certificates of Analysis required by MSSA § 2.6. In lieu of continuing to hold the Drug Master File (“DMF”) as contemplated by the MSSA, Inalco shall provide copies of the production batch records documenting cGMP compliance for the 8.5 MT shipment contemplated by this Agreement and the production batch records for all Product previously delivered under the MSSA.

2.             The Product shall be shipped no later than April 20, 2011 and shall be delivered to: Almac Clinical Services, Attn: OS021401 Dorothy Coyle, 4204 Technology Drive, Durham, NC 27704, phone # (919) 479 8850. Inalco shall be responsible for coordinating all delivery details with Almac and provide Biospherics and Almac with notice when the Product is shipped and provide reasonable advance notice of the delivery date.

3.           Biospherics shall inspect the Product promptly, within ten (10) calendar days of receipt, and may reject any Product which is not in full conformance with the terms of the MSSA. Biospherics will notify Inalco of any rejected Product within fourteen (14) calendar days of receipt. The Parties will follow the procedures set forth in MSSA § 4.5 to remedy any defective Product. In the absence of timely notice of rejection, the Product will be deemed to have been accepted.

4.           Upon acceptance of the 8.5 MT of Product described in Paragraph 1, Biospherics will dismiss the District Court Case with prejudice.

5.           Upon completion of the above, the MSSA will be deemed to have terminated and the Parties to have released and forever discharged each other, and each of their past and present predecessors, successors, affiliates, subsidiaries, parents, insurers, officers, directors, employees, heirs, assigns, agents, and attorneys from any and all known and unknown claims, disputes, demands, debts, liabilities, obligations, contracts, agreements, causes of action, suits, attorneys’ fees and/or costs, of whatever nature, character or description, which the Parties had, now have, or may have related to the MSSA and/or any of the matters which arise out of, from, asserted in, or which could have been asserted in connection with it.

6.           It is acknowledged and agreed that this Agreement, which has been reached through negotiations, represents a compromise of all disputes arising from the MSSA. It is further acknowledged and agreed that each of the Parties hereto, by entering into this compromise and settlement, has not and does not admit liability of any kind to the other Party to this Agreement, such liability being expressly denied. Moreover, the Agreement shall not be deemed or construed as an admission of fault, responsibility or liability on the part of either of the Parties.

7.             This Agreement shall be enforced in accordance with the laws of the Maryland.

8.             This Agreement constitutes the entire agreement and mutual obligations between the Parties and cannot be altered except in writing, signed by all the Parties.

9.             Each Party represents that it has full and complete authorization and power to execute this Agreement in the capacity herein stated, and this Agreement is a valid, binding and enforceable obligation of such Party.

/s/ Claire Kruger
Biospherics, Inc.
By:	Claire Kruger

/s/ Giovanni Cipolletti
Inalco S.p.A.
By:	Giovanni Cipolletti